Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Big Digital Energy, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Shares of Common Stock, par value $0.001 per share	(1)	Other	10,924,527	$6.42	$70,135,463.34	0.0001381	$9,685.71

Total Offering Amounts:							$70,135,463.34		9,685.71
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$9,685.71

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is based on the average of the high and the low prices per share of Common Stock as reported on The Nasdaq Capital Market on July 14, 2026, which date is within five business days prior to the filing of this Registration Statement. Consists of 10,924,527 shares of Common Stock, comprised of (i) 9,997,779 shares of Common Stock issuable upon conversion of shares of Series D Convertible Preferred Stock, $0.001 par value per share and (ii) 926,748 shares of Common Stock issuable upon exercise of common warrants issued by the Company in a private placement to the Selling Stockholders on June 30, 2026.

Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.